Exhibit 8.1

October 10, 2025

Millrose Properties, Inc.

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

Millrose Properties, Inc.

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Millrose Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2025 (the “Registration Statement”) with respect to the proposed offer (the “Offer”) to exchange up to 33,298,764 shares of the Company’s Class A common stock, par value $0.01 per share (the “Company’s Class A Common Stock”), by Lennar Corporation, a Delaware corporation (“Lennar”), for outstanding shares of Lennar’s Class A common stock, par value $0.01 per share (“Lennar’s Class A Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1. the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2. the Company’s Articles of Amendment and Restatement, as filed on February 7, 2025 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof; and

3. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

Millrose Properties, Inc.

October 10, 2025

2. during its short taxable year ending December 31, 2025, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that:

(a) commencing with its short taxable year ending December 31, 2025, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s organization and current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025 and thereafter;

(b) the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects; and

(c) the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences—The Exchange Offer” is our opinion of the material U.S. federal income tax consequences of the receipt of shares of the Company’s Class A Common Stock in exchange for shares of Lennar’s Class A Common Stock pursuant to the Offer and the ownership and disposition of shares of the Company’s Class A Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

Millrose Properties, Inc.

October 10, 2025

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP